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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

SUN MICROSYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Filed by Sun Microsystems, Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Commission File No.: 0-15086

To: All Sun

From: Mike Lehman

Date: September 4

Subject: Proposed Reverse Stock Split

At the 2007 Annual Meeting of Stockholders on November 8, Sun will be asking its stockholders to approve a one-for-four reverse stock split.

If the reverse split is approved by our stockholders, Sun will exchange one new share for every four outstanding shares. As a result, Sun would have one-fourth as many outstanding shares, but each share would be worth approximately four times as much. The reverse split will not impact the market value of Sun as a whole, although Sun’s stock price may trade up or down once the reverse split becomes effective.

The anticipated benefits of the reverse split are:

•

Increased, more attractive stock price. The anticipated increase in our stock price resulting from the reverse stock split could return our stock price to a level that we believe is more consistent with other major, widely held companies. The higher stock price should be well received by our customers and potential customers, who expect our stock price to be in line with those of our peers. Furthermore, the investing guidelines for certain institutional investors and investment funds prevent them from investing in our common stock at current price levels; a higher price could change that.

•

Reduced stockholder transaction costs. Many investors pay commissions based on the number of shares traded when they buy or sell our common stock. If our stock price were higher, such investors would pay lower commissions to trade a fixed dollar amount of our stock.

•

Increased earnings per share visibility. A decrease in our outstanding shares would result in increased visibility for our earnings per share and changes in our earnings per share. For example, if our weighted average number of shares outstanding was 3,500,000,000, each $35 million of net income would result in $0.01 of earnings per share and net income of less than 17.5 million would result in no earnings per share as a result of rounding. If we implemented the reverse stock split and reduced the weighted average number of shares outstanding to 875,000,000, each $8.75 million of net income would result in $0.01 of earnings per share, making it easier to reflect changes in our quarterly and annual results of operations, whether up or down, in our earnings per share calculations.

Of course there are also certain risks involved in a reverse stock split, which will be spelled out in the proxy statement for the annual meeting. A preliminary version of the proxy statement [link to preliminary proxy statement] has been posted to the SEC website. The final version of the proxy statement will be filed with the SEC and posted to our Investor Relations website on September 25, 2007. We’ve also put together an FAQ [link to FAQ] that we hope will answer any questions you may have.

Mike

REVERSE STOCK SPLIT FAQS

These FAQs explain the reverse stock split that will be voted on by stockholders on November 8, 2007.

What was announced?

At the 2007 Annual Meeting of Stockholders on November 8, Sun will be asking its stockholders to approve a one-for-four reverse stock split.

If the reverse stock split is approved by our stockholders, Sun will exchange one new share for every four outstanding shares. As a result, when the reverse stock split becomes effective, Sun will have one-fourth as many outstanding shares, but each share will be worth approximately four times as much. The reverse stock split will not impact the market value of Sun as a whole, although the market value of Sun’s stock may move up or down once the reverse stock split is effective.

What are the anticipated benefits of the reverse stock split?

•

Increased, more attractive stock price. The anticipated increase in our stock price resulting from the reverse stock split could return our stock price to a level that we believe is more consistent with other major, widely held companies. The higher stock price should be well received by our customers and potential customers, who expect our stock price to be in line with those of our peers. Furthermore, the investing guidelines for certain institutional investors and investment funds prevent them from investing in our common stock at current price levels; a higher price could change that.

•

Reduced stockholder transaction costs. Many investors pay commissions based on the number of shares traded when they buy or sell our stock. If our stock price were higher, these investors would pay lower commissions to trade a fixed dollar amount of our stock than they would if our stock price were lower.

•

Increased earnings per share visibility. A decrease in our outstanding shares would result in increased visibility for our earnings per share and changes in our earnings per share. For example, if our weighted average number of shares outstanding was 3,500,000,000, each $35 million of net income would result in $0.01 of earnings per share and net income of less than 17.5 million would result in no earnings per share as a result of rounding. If we implemented the reverse stock split and reduced the weighted average number of shares outstanding to 875,000,000, each $8.75 million of net income would result in $0.01 of earnings per share, making it easier to reflect changes in our quarterly and annual results of operations, whether up or down, in our earnings per share calculations.

How will the reverse stock split affect the stock price? Will the value of my Sun stock stay absolutely the same after the reverse stock split?

We cannot predict what the stock price will do after the reverse stock split is affected. As always, our stock price is subject to overall market conditions and our future financial results.

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Aren’t reverse stock splits seen as a bad thing by the market?

Reverse stock splits are often associated with a downward market reaction; however, downward market reactions to reverse stock splits typically involve companies with market capitalizations of less than $500 million.

Since 2000, seventeen companies with market capitalizations in excess of $1 billion, like Sun, experienced a median return of 0.7% between the announcement date and the effective date of the reverse stock split and median returns of 3.6% in the year following the effective date of the reverse stock split. Of course, we can’t predict whether the market will have a similar reaction to Sun’s reverse stock split.

As a Sun stockholder, how can I vote on the reverse stock split proposal?

You will receive a notice from us around the last week of September that will tell you how to access the proxy statement for our 2007 Annual Meeting of Stockholders and how to vote on the reverse stock split proposal, as well as the other proposals that will be presented to our stockholders for approval at the Annual Meeting.

What vote is required to approve the reverse stock split proposal?

The reverse stock split proposal must be approved by the holders of a majority of Sun’s outstanding shares of common stock.

Will the reverse stock split have any impact on our $3 billion stock repurchase program announced earlier this year?

No, the reverse stock split will not have any impact on our stock repurchase program.

If the reverse stock split is approved by our stockholders, what is the effective date of the change?

If the reverse stock split is approved by our stockholders, it will become effective as soon as practicable after the Annual Meeting.

What are the mechanics of the reverse stock split?

Assuming the reverse stock split is approved by our stockholders, here’s how it will work:

•

If your shares are held in “street name” - that is, through an account at a brokerage firm, bank, dealer, or other similar organization - the number of shares you hold will automatically be adjusted to reflect the reverse stock split.

•

If your shares are registered directly in your name with our transfer agent, Computershare, you will receive a transmittal letter asking you to surrender your certificates representing pre split shares in exchange for certificates representing post split shares. No new certificates will be issued to you until you have surrendered your outstanding certificate(s) together with the properly completed and executed letter of transmittal to Computershare.

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Whether your shares are held in street name or directly, we will not issue fractional shares of common stock to you. Instead, your fractional shares will be cashed out. For example, if you held 43 shares on a pre-split basis, you would be issued ten shares on a post-split basis and would receive cash for three shares.

Any cash due to you in exchange for fractional shares will be paid to you as follows:

•	If your shares are held in street name, payment for the fractional shares will be deposited directly into your account with the organization holding your shares.

•

If your shares are registered directly in your name with Computershare, payment for the fractional shares will be made by check, sent to you directly from Computershare upon receipt of your completed transmittal letter and your original stock certificate.

How will the reverse stock split impact my options, restricted stock and restricted stock units?

Shares represented by options, whether vested or unvested, by restricted stock or by restricted stock units will automatically be adjusted by Global Stock Plan Services (GSPS) to reflect the reverse stock split as soon as possible after the Annual Meeting. If the adjustment results in awards for fractional shares, the awards will be rounded down to the nearest whole share.

How will the reverse stock split impact our Employee Stock Purchase Plan?

If you hold shares that you purchased under our Employee Stock Purchase Plan, those shares will be treated in the same manner as any other shares held in street name. See “What are the mechanics of the reverse stock split?” for more information.

After the reverse stock split, I will have an “odd lot” of fewer than 100 shares. Will I still be able to sell the “odd lot”?

The reverse stock split may result in some stockholders owning “odd lots” of fewer than 100 shares on a post–split basis. You will be able to sell the odd lots, but odd lot sales may result in higher transaction costs per share than “board lot” sales, which are sales of even multiples of 100 shares.

Will my ability to buy and sell Sun stock be restricted in any way before the Annual Stockholders Meeting?

Under our Market Communications and Insider Trading Policy, our employees are prohibited from trading in our securities at any time when they are aware of material non-public information. Information about the reverse split itself is not material inside information, but if an employee is otherwise aware of material inside information, then the employee would not be able to trade.

In addition, our directors, vice presidents and above, and employees with access to or involvement in preparing our financial statements are currently in a black-out period and may not trade in our securities until the trading window reopens, which is currently expected to be November 7.

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Will the reverse stock split affect Sun’s Q1 or Q2 financial results?

Since the reverse split would not become effective until after our Q1 earnings are released, it would not have an impact on our Q1 financial results; however, the reverse stock split would impact our Q2 financial results by reducing the number of shares included in our earnings-per-share calculations.

Additional Information and Where to Find It

On September 5, 2007, Sun filed a preliminary proxy statement (the “Preliminary Proxy”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the proposed reverse stock split. On or about September 25, 2007, Sun will send its stockholders a notice with instructions as to how to access Sun’s definitive proxy statement and Sun’s 2007 Annual Report to Stockholders on the internet and how to request delivery of printed versions of those documents by mail. Sun’s stockholders are urged to read the proxy statement and 2007 Annual Report to Stockholders because they contain important information about the reverse stock split. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Sun by going to Sun’s Investor Relations website, which is located at www.sun.com/investors.

Sun’s directors may be deemed to be participating in the solicitation of proxies from Sun’s stockholders in favor of the approval of the reverse stock split because they serve on Sun’s board of directors. Information concerning Sun’s directors, including their beneficial ownership of shares of Sun’s common stock, is set forth in the Preliminary Proxy. The Preliminary Proxy is available free of charge at the SEC’s web site at www.sec.gov or by going to Sun’s Investor Relations web site at www.sun.com.

Each of Sun’s directors has an interest in the proposed reverse stock split by virtue of their holdings of Sun stock, options, restricted stock and/or restricted stock units (“Sun Securities”). Each director’s Sun Securities will be adjusted in connection with the proposed reverse stock split in the same manner as other any other holders of Sun’s securities, that is:

•	All shares of stock will be exchanged at a ratio of one new share for every four old shares;

•	To the extent the reverse split results in any fractional shares of stock, the fractional shares will be cashed out;

•	All shares represented by options, whether vested or unvested, restricted stock and restricted stock units will automatically be adjusted at a rate of one new share for every four old shares;

•	To the extent the reverse split results in any awards to acquire fractional shares of stock, the fractional shares of stock will be eliminated; and

•	The exercise price for each option will be multiplied by four.

Please refer to the sections of the Preliminary Proxy entitled “Security Ownership of Certain Beneficial Owners and Management” and “Proposal 4 - Amendment to Sun’s Amended and Restated Certificate of Incorporation to Effect a One-for-Four Reverse Stock Split” for more information.

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